Exhibit 99.9

Greater Rochester International Airport
Monroe County, New York
Maggie Brooks	David P. Damelio
County Executive	Acting Director of Aviation

March 7, 2007

Mr. John P. Kirby

Director, Strategic Planning & Scheduling

AirTran Airways

9955 AirTran Boulevard

Orlando, Florida 32827

Dear Mr. Kirby:

On behalf of the County of Monroe and the Greater Rochester International Airport (GRIA), I would like to thank AirTran Airways for the many ways the airline has benefited our community since entering our market in March 2002.

Prior to the arrival of low cost carriers at GRIA, including AirTran Airways, our airport had been plagued with some of the most expensive airfares in the nation. The entrance of AirTran Airways has created healthy competition for air travel and has helped increase passenger growth to record levels.

AirTran Airways is currently second for passenger share out of GRIA. In August 2006, we marked an important milestone at our airport, when the total number of passengers using low cost carriers topped two million.

AirTran Airways offers service to 22 of GRIA’s top 25 destinations, including daily non-stop flights to Atlanta, Baltimore/Washington, Orlando, Tampa and a seasonal flight to Ft. Lauderdale. These important markets have been well supported by leisure and business travelers alike. The economic growth and vitality of our community depends on this affordable, convenient air service.

The Greater Rochester International Airport continues to support AirTran Airways as they work to bring additional service to area travelers, particularly to the Midwest market. This valued partnership, coupled with AirTran Airways’ affordability, has contributed greatly to the record growth at our airport.

Sincerely

David P. Damelio
Acting Director of Aviation

1200 Brooks Avenue • Rochester, New York 14624

(585) 753-7020 • fax: (585) 753-7008 • www.monroecounty.gov